Exhibit 99.1

TOLLGRADE
COMMUNICATIONS, INC.
493 Nixon Road / Cheswick,
PA 15024
www.tollgrade.com

CORPORATE
COMMUNICATIONS

Contact:	Bob Butter
Office: 412-820-1347 / Cell: 412-736-6186
bbutter@tollgrade.com

TOLLGRADE REPORTS FIRST QUARTER 2006 RESULTS

PITTSBURGH, PA – April 26, 2006 - Tollgrade Communications, Inc. (NASDAQ: TLGD) today reported revenue for the first quarter of 2006 of $17.6 million, an increase of 23.3% over the prior year.  The Company said that earnings also significantly improved to a breakeven position from a loss of ($0.06) in the first quarter of the prior year. In comparison, revenue and earnings per share for the first quarter of 2005 were $14.3 million and a loss of ($0.06) per share.  Revenue and earnings per share for the first quarter of 2006 were within the range of estimates the Company provided on February 8, 2006, which indicated sales could range from $16 to $18 million and earnings per share of breakeven to $0.07.  The E.P.S. results were at the low end of the Company’s published expectations due to the dilutive effect of its recently completed acquisition of the Emerson test system business, as well as an increase in operating expenses.

“We are pleased with our sales results, which showed growth over most product lines,” said Mark B. Peterson, Tollgrade’s President and Chief Executive Officer.  “Much of the revenue growth in the quarter is attributable to advances in our cable test product lines.  Spending by cable operators in this market has been strong, but these products generally carry lower overall margins.  For that reason, we are continuing to analyze ways to bring those products to market in more cost effective ways.  We are also feeling good about the recently acquired Emerson test business that contributed $0.7 million in revenue during the quarter, though, as expected, the acquisition was slightly dilutive to the quarter’s results due to the amortization of acquisition-related intangibles.  We are currently focusing on sales opportunities that this acquisition will provide and we are actively evolving our portfolio of solutions to align more closely with our customers’ focus on new network and service platform development,” Peterson added.

First Quarter 2006 Revenue Results

Overall sales of cable hardware and software products were $6.2 million in the first quarter of 2006, compared to $4.8 million in the first quarter of 2005.  During the first quarter we experienced strong sales from our DOCSIS®-based transponders.

Overall sales of the Company’s MCU® products, which extend testability into the POTS network, were $3.3 million in the first quarter of 2006, compared to $3.4 million in the first quarter of 2005.  Sales of MCU products direct to end-user customers were down 32%, but nearly offset by increased sales to OEM customers.

Sales of LoopCare™ software products separate and unrelated to the Company’s DigiTest® system products were $0.5 million in the first quarter of 2006 compared to sales of $0.9 million in the first quarter of 2005.  The LoopCare software product line, which involves software license fees that are individually significant in amount, typically has long and less predictable sales, purchase approval and acceptance cycles.  Consequently, revenue from this product line can fluctuate significantly on a quarter-by-quarter basis.

Sales of Tollgrade’s DigiTestsystem products were $3.7 million in the first quarter of 2006, compared to $2.9 million in the first quarter of 2005.  DigiTest system revenues increased in the first quarter of 2006 compared to the first quarter of 2005, primarily due to sales to CLEC and ILEC customers for their expanding networks and to RBOC customers purchasing DigiTest products to augment or replace their existing POTS test heads.

First quarter 2006 sales from Services, which include installation oversight, project management, and software maintenance services, were $3.2 million compared to $2.3 million in the first quarter of the prior year.  The first quarter of 2005 was unusually low due to the delayed signing of one RBOC Software Maintenance Agreement.

Sales of Tollgrade’s newly acquired Emerson test systems product line, which became part of Tollgrade on February 24, 2006, were $0.7 million for the first quarter of 2006.

First Quarter 2006 Financial and Operating Data

Gross profit for the first quarter of 2006 was $8.0 million, an increase of $1.3 million, or 18.4%, from $6.7 million in the first quarter of 2005.  This increase was primarily attributable to increased sales of cable hardware and software products and normalization of software maintenance revenue flow under all RBOC contracts.  As a percentage of sales, gross profit for the first quarter of 2006 was 45.1% versus 47.0% for the prior year quarter.  This decline in overall gross profit contribution was a direct result of increased sales during the first quarter of 2006 of lower margin cable products and the dilutive effects of the Emerson test system business acquisition.

The Company’s operating expenses were $8.7 million for the first quarter of 2006, an increase of $0.4 million or 5%, compared to $8.3 million for the first quarter of 2005.  The increase is attributed to increased professional service fees of $0.4 million, $0.2 million of operating expenses related to the newly acquired Emerson test business, FAS 123(R) expense of $0.1 million, and $0.3 million of travel related costs associated with our continued focus on international business, the Emerson integration and a tradeshow that normally occurs in the second quarter.  Included in expenses for the first quarter of 2005 was $0.8 million related to the retirement of the Company’s former CEO.  On a more granular basis:

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Selling and marketing expenses during the first quarter of 2006 were $2.7 million compared to $2.2 million in the first quarter of 2005.  The increase is primarily related to increased travel costs, consulting fees and sales commissions.

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General and administrative expenses were $2.3 million in the first quarter of 2006, compared to $1.8 million in the first quarter of 2005.  The increase is due to FAS 123(R) option expense and professional service fees.

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Research and development expenses were $3.7 million for the first quarter of 2006, compared to $3.4 million in the first quarter of 2005.  The increase is primarily related to additional headcount associated with the Emerson test business acquisition and travel associated with international opportunities.

The effective tax rate for the first quarter of 2006 was approximately 30%, compared to 33% in the prior year quarter.  The decrease is directly related to the proportional impact of certain permanent items on the calculation.  We expect our 2006 full year effective tax rate to be approximately 30%.

The Company’s order backlog for firm customer purchase orders and signed software maintenance contracts was $13.2 million as of April 1, 2006, compared to backlog of $14.7 million as of December 31, 2005.  The decrease in the backlog from December 31, 2005 to April 1, 2006 is attributed to a lower hardware backlog.  The backlog at December 31, 2005 and April 1, 2006 included approximately $6.2 million and $6.1 million, respectively, related to software maintenance contracts, which is earned and recognized as income on a straight-line basis during the remaining terms of the underlying agreements.

Management presently expects that approximately 40% of the current total backlog will be recognized as revenue in the second quarter of 2006.

Second Quarter 2006 Outlook

“Regarding our second quarter 2006 outlook, we continue to have several distinct projects included in our forecast which are subject to competitive elements, customer budget availability and product acceptances,” said Peterson.  “In addition, the percentage of business bookable in the succeeding quarter contained in our backlog at April 1, 2006 has declined from year-end; therefore, our guidance range is a bit wider than expectations we issued for the recently completed first quarter of 2006.  As a result, we expect revenues in the second quarter, 2006 to range from $14 to $17 million with per share results of ($0.08) to $0.02,” Peterson added.

Conference Call and Webcast

A conference call to discuss earnings results for the first quarter of 2006 will be held on Thursday, April 27, 2006 at 9:00 AM Eastern Time. The telephone number for U.S. participants is 1-800-860-2442 (international: 412-858-4600). Please reference Tollgrade/Peterson to identify the call. The conference call will also be broadcast live over the Internet. To listen to this conference call via the Internet, simply log on to the following URL address: http://www.videonewswire.com/event.asp?id=33308

About Tollgrade

Tollgrade Communications, Inc. is a full-system provider of leading hardware and software testing solutions for the global telecommunications and cable broadband industries. Tollgrade designs, engineers, markets and supports test systems, test access and status monitoring products. The Company, which is headquartered in the Pittsburgh suburb of Cheswick, Pa., recorded 2005 revenues of $66.3 million. The Company’s web address is www.tollgrade.com.

TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per-share data)

	Three Months Ended

	April 1, 2006	March 26, 2005

Revenues:
Products	$14,497	$11,980
Services	3,110	2,295

	17,607	14,275

Cost of sales:
Products	7,625	6,052
Services	1,059	796
Amortization	977	714

	9,661	7,562

Gross profit	7,946	6,713

Operating expenses:
Selling and marketing	2,686	2,238
General and administrative	2,320	1,835
Research and development	3,659	3,396
Retirement expense	—	775

Total operating expenses	8,665	8,244

Loss from operations	(719)	(1,531)
Other income	627	262

Loss before income taxes	(92)	(1,269)
(Benefit) from income taxes	(28)	(424)

Net loss	$(64)	$(845)

Diluted loss per-share information:
Weighted average shares of common stock and equivalents:	13,214	13,161

Net loss per common and common equivalent shares	$0.00	$(0.06)

TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	April 1, 2006	December 31, 2005

ASSETS
Current assets :
Cash and cash equivalents	$41,190	$49,421
Short-term investments	17,576	18,010
Accounts receivable:
Trade	15,659	9,456
Other	1,451	1,406
Inventories	11,974	9,934
Prepaid expenses	1,417	1,397
Deferred and refundable tax assets	1,356	1,803

Total current assets	90,623	91,427
Property and equipment, net	6,376	6,390
Deferred tax assets	48	46
Capitalized software costs, net	6,599	6,691
Intangibles	37,551	36,925
Goodwill	23,335	21,562
Other assets	279	288

Total assets	$164,811	$163,329

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,904	$1,262
Accrued warranty	2,247	2,220
Accrued expenses	1,659	2,579
Accrued salaries and wages	266	660
Accrued royalties payable	618	581
Income taxes payable	197	869
Deferred income	3,655	2,450

Total current liabilities	11,546	10,621
Deferred tax liabilities	2,463	2,447

Total liabilities	14,009	13,068
Total shareholders’ equity	150,802	150,261

Total liabilities and shareholders’ equity	$164,811	$163,329

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TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Cash Flows
(In thousands)

	Three Months Ended

	April 1, 2006	March 26, 2005

Cash flows from operating activities :
Net loss	$(64)	$(845)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,520	1,368
Compensation expense related to stock plans	115	—
Deferred income taxes	(190)	(437)
Provisions for losses on inventory	(18)	57
Provision (benefit) for allowance for doubtful accounts	12	(17)
Changes in assets and liabilities:
(Increase) decrease in accounts receivable-trade	(4,388)	1,847
Increase in accounts receivable-other	(45)	(600)
Increase in inventory	(922)	(1,226)
(Increase) decrease in prepaid expenses and other assets	(11)	762
Refunded income taxes	651	312
Increase in accounts payable	1,015	234
Increase (decrease) in accrued warranty	27	(20)
Increase (decrease) in accrued expenses and deferred income	110	(282)
Increase (decrease) in accrued royalties payable	37	(299)
Decrease in accrued salaries and wages	(394)	(119)
(Decrease) increase in income taxes payable	(672)	12

Net cash (used in) provided by operating activities	(3,217)	747

Cash flows from investing activities:
Purchase of the Emerson test system business	(5,501)	—
Purchase of short-term investments	(2,136)	(10,391)
Redemption/maturity of short-term investments	2,570	500
Capital expenditures, including capitalized software	(437)	(344)

Net cash used in investing activities	(5,504)	(10,235)

Cash flows from financing activities :
Proceeds from exercise of stock options	399	—
Tax benefit from exercise of stock options	91	—

Net cash provided by financing activities	490	—

Net decrease in cash and cash equivalents	(8,231)	(9,488)
Cash and cash equivalents at beginning of period	49,421	32,622

Cash and cash equivalents at end of period	$41,190	$23,134

Forward-Looking Statements

The foregoing release contains “forward looking statements” regarding future events or results within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements concerning the Company’s current expectations regarding revenue and earnings results for the second quarter of 2006, its participation in the fundamental network migration currently underway in the telecommunications industry, its ability to align its products more closely with its customers’ focus on new network and service platform development, and its confidence in winning broadband customers.  The Company cautions readers that such “forward looking statements” are, in fact, predictions that are subject to risks and uncertainties and that actual events or results may differ materially from those anticipated events or results expressed or implied by such forward looking statements. The Company disclaims any current intention to update its “forward looking statements,” and the estimates and assumptions within them, at any time or for any reason.

In particular, the following factors, among others could cause actual results to differ materially from those described in the “forward looking statements:” (a) the unanticipated further decline of the capital budgets allocated to legacy network elements for certain of our major customers; (b) the ability to make changes in business strategy, development plans and product offerings to respond to the needs of the significantly changing telecommunications and cable markets; (c) our ability to close certain international opportunities and possible delays in deployment of products under international contracts due to project delays, political instability, inability to obtain proper acceptances or other unforeseen risks and uncertainties inherent in international markets; (d) possible delays in, or the inability to, complete long term maintenance contracts with certain of our RBOC customers or to complete negotiation and execution of purchase agreements with new customers; (e) lower than expected demand for our cable testing products; (f) pricing pressures affecting our cable-related products as a result of increased competition, consolidation within the cable industry and the adoption of standards-based protocols; (g) our dependence upon a limited number of component vendors for specialized parts that may experience shortages and third party subcontractors to manufacture certain aspects of the products we sell; (h) the failure of acquired assets to meet expectations, or a decline in our fair value determined by market prices of our stock, leading to possible impairment charges against intangible assets; (i) the ability to manage the risks associated with and to grow our business; (j) difficulties with integrating the operations and products of acquired businesses or the inability to realize anticipated opportunities associated with acquired businesses; and (k) the uncertain economic and political climate in the United States and throughout the rest of the world and the potential that such climate may deteriorate. Other factors that could cause actual events or results to differ materially from those contained in the “forward looking statements” are included in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including, but not limited to, the Company’s Form 10-K for the year ended December 31, 2005 and any subsequently filed reports. All documents are also available through the SEC’s Electronic Data Gathering Analysis and Retrieval system at www.sec.gov or from the Company’s website at www.tollgrade.com.

TMLoopCare is a trademark of Tollgrade Communications, Inc.
TMCheetah is a trademark of Tollgrade Communications, Inc.
TMN(x)Test is a trademark of Tollgrade Communications, Inc.
® DigiTest is a registered trademark of Tollgrade Communications, Inc.
® MCU is a registered trademark of Tollgrade Communications, Inc.
All other trademarks are the property of their respective owners.

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